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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the U S Liquids Inc. Amended and Restated Stock Option Plan, and the U S Liquids Inc. Director's Stock Option Plan of (i) our report dated June 26, 1997, with respect to the consolidated financial statements of U S Liquids Inc. and (ii) our report dated June 26, 1997 with respect to the financial statements of the U S Liquids Inc. Predecessor, in each case included in the Company's previously filed registration statement on Form S-1 (File No. 333-30065).

ARTHUR ANDERSEN LLP

Houston, Texas
August 29, 1997